EXHIBIT 4.9

EMPLOYMENT AGREEMENT

          THIS AGREEMENT made effective as of the 1st day of July, 2006

BETWEEN:

AMERICAN BONANZA GOLD CORP., a corporation continued under the Business Corporation Act (British Columbia), Canada

(herein referred to as "American Bonanza" or the "Corporation")

OF THE FIRST PART

 - and -

FOSTER WILSON, of the City of Reno, in the State of Nevada, United States

(herein referred to as "Wilson")

OF THE SECOND PART

          WHEREAS American Bonanza wishes to engage Wilson’s services in connection with the continuing operation of the business presently carried on or to be carried on in the future by American Bonanza (the "Business");

          AND WHEREAS American Bonanza and Wilson wish to set out the terms of Wilson’s employment;

          NOW THEREFORE IN CONSIDERATION OF the payment of the sum of $1.00, the covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT TO EMPLOY

1.      American Bonanza agrees to continue to employ Wilson in connection with the Business on the terms and conditions set out herein (the "Employment"), and Wilson agrees to accept employment on such terms.

TERM

2.      The term of this Agreement and the Employment shall be for an indefinite period, provided that:

(a)	American Bonanza may terminate this Agreement and the Employment at any time as set out in paragraphs 9 and 10 hereof;

(b)	Wilson may terminate this Agreement and the Employment at any time as set out in paragraph 11 hereof;

(c)	this Agreement and the Employment are automatically terminated when Wilson dies or when he reaches the age of 65; and

(d)	Wilson may terminate this Agreement and the Employment if there is a change in control as set out in paragraph 12 hereof.

DUTIES AND RESPONSIBILITIES

3.      Wilson shall be the Vice President, Corporate Development of American Bonanza and shall, in such capacity, have the jurisdiction, and perform the duties, assigned to him from time to time by the Board of Directors of American Bonanza.

CONFLICT OF INTEREST/DUTY OF LOYALTY

4.      Wilson agrees to devote substantially all of his working time during the Employment to the Business and shall not engage or have an interest in any other enterprise, occupation or profession, directly or indirectly, or become a principal, agent, director, officer or employee of another company, firm or person, as applicable, which will interfere with Wilson’s duties and responsibilities hereunder without the approval, not to be unreasonably withheld, of the Board of Directors of American Bonanza. Wilson agrees not to be directly or indirectly engaged in any business, whether as a principal, agent, director, officer, employee or otherwise, which competes with American Bonanza or which employment would constitute a conflict of interest on Wilson’s part with American Bonanza's interests.

5.      Wilson agrees to keep the affairs of the Business, financial and otherwise, strictly confidential and shall not disclose the same to any person, company or firm, directly or indirectly, during or after his employment by American Bonanza except within his capacity of acting as a senior officer of American Bonanza or as otherwise authorized in writing by the Board of Directors of American Bonanza. Wilson agrees not to use such information, directly or indirectly, for his own interests, or any interests other than those of the Business, whether or not those interests conflict with the interests of the Business during or after his employment by American Bonanza.

REMUNERATION

6.	(a)	Wilson shall be remunerated as follows during the term of this Agreement:

(i)	minimum base salary of US$120,000 per annum payable monthly and to be reviewed annually by the Board of Directors of American Bonanza;

(ii)	such bonus as may be determined by the Board of Directors of American Bonanza from time to time in accordance with paragraph 6(b) of this Agreement; and

(iii)	four (4) weeks' vacation annually.

(b)

Each year during the term of this Agreement, the Directors shall determine, in such amount as the Directors consider appropriate, a bonus for Wilson; the amount of such bonus to be based on achievements necessary for the growth and development of American Bonanza.

7.      Wilson shall also be given incentive stock options to acquire Common Shares of American Bonanza in such amounts as approved by the Board of Directors from time to time.

REIMBURSEMENT OF EXPENSES

8.      All Wilson’ reasonable expenses related to the Business will be reimbursed upon the submittal by Wilson of an expense report with appropriate supporting documentation.

TERMINATION

9.      This Agreement and the Employment may be terminated by American Bonanza summarily and without notice, or payment in lieu of notice, severance payments, benefits, damages or any sums whatsoever, in the event that there is just cause for termination of Wilson’s employment at common law.

10.	(a)

This Agreement and the Employment may be terminated on notice by American Bonanza to Wilson for any reason other than for the reasons set out in paragraph 9 of this Agreement upon payment to Wilson at termination of 12 months' base salary and benefits as described under subparagraph 6(a)(i).

(b)	The parties agree that any payment to Wilson pursuant to paragraph 10(a) is not intended and will not be of the nature of a penalty and shall be considered by the parties as liquidated damages.

(c)

The parties further agree that, notwithstanding anything to the contrary contained in this Agreement, Wilson shall not be required or called upon to mitigate in any manner whatsoever such liquidated damages.

11.      This Agreement and the Employment may be terminated on notice by Wilson to American Bonanza by giving 30 days written notice.

CHANGE OF CONTROL

12.	(a)

If at any time during the term of this Agreement there is a change in control of American Bonanza, as defined below, then Wilson shall have one year from the date of such change of control to elect whether or not he wishes to terminate this Agreement and the Employment, after which time he shall be deemed to have elected not to do so. If he elects to terminate this Agreement and the Employment hereunder, then he shall give written notice of his election to the Corporation and this Agreement and the Employment shall terminate 30 days from the day of such notice. Wilson shall then be entitled to receive from American Bonanza an amount equal to 12 month’s base salary and benefits in lieu of notice, severance, damages or other payments of any kind whatsoever.

(b)	For the purposes of this Agreement:

	(i)	a "change of control of American Bonanza" shall mean the occurrence of any of the following events:

		(1)	less than 75% of the Board of Directors of American Bonanza being composed of Continuing Directors; or

(2)

a person (within the meaning of the provisions of the Securities Act (British Columbia) (the "Securities Act")), alone or with its affiliates, associates or persons with whom such person is acting jointly or in concert (all within the meaning of the Securities Act), becoming, following the date of this Agreement, the beneficial owner (also within the meaning of the Securities Act) of more than 30% of the total voting rights attaching to all classes then outstanding of American Bonanza having under all circumstances the right to vote on any resolution concerning the election of directors; and

(ii)	"Continuing Director" shall mean either:

	(1)	an individual who is a member of the Board of Directors of American Bonanza on the date of this Agreement; or

(2)

an individual who becomes a member of the Board of Directors of American Bonanza subsequent to the date of this Agreement at the request of at least a majority of the Continuing Directors who are members of the Board of Directors of American Bonanza at the date that the individual became a member of the Board of Directors of American Bonanza.

LONG-TERM DISABILITY

13.      In the event of Wilson’s inability to perform his duties under the Agreement for a period of at least 120 continuous days, remuneration under subparagraphs 6(a)(i), 6(a)(ii) and future grants under subparagraph 7 shall be suspended for the period of such disability.

SEVERABILITY

14.      The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision, and any invalid provision will be severable from this Agreement.

GOVERNING LAW

15.      This Agreement is governed by and is to be construed, interpreted and enforced in accordance with the laws of British Columbia.

HEIRS/SUCCESSORS BOUND

16.      This Agreement enures to the benefit of and is binding upon the parties and their respective heirs, administrators, executors, successors and assigns as appropriate.

ASSIGNMENT

17.      This Agreement is not assignable by a party without the consent in writing of the other party, which consent may be unreasonably withheld.

ENTIRE AGREEMENT

18.      As of its date of execution, the Agreement supersedes all prior agreements between the parties, and constitutes the entire agreement between the parties. The parties agree that there are no other collateral agreements or understandings between them except as set out in the Agreement.

AMENDMENT

19.      This Agreement may be amended only in writing signed by the parties and witnessed.

HEADINGS

20.      All headings in this Agreement are for convenience only and shall not be used for the interpretation of this Agreement.

RECOURSE ON BREACH

21.      Wilson acknowledges that damages would be an insufficient remedy for a breach of this Agreement and agrees that American Bonanza may apply for and obtain any relief available to it in a court of law or equity, including injunctive relief, to restrain breach or threat of breach of this Agreement or to enforce the covenants contained therein and, in particular, the covenant contained in paragraph 25, in addition to rights American Bonanza may have to damages arising from said breach or threat of breach. Wilson hereby waives any defences he may or can have to strict enforcement of this Agreement by American Bonanza.

CONFIDENTIALITY OF AGREEMENT

22.      The parties agree that this Agreement is confidential and shall remain so. The parties agree that this Agreement or the contents hereof shall not be divulged by any party without the consent in writing of the other party, with the exception of disclosure to personal advisors and disclosure that may be required by the laws of any jurisdiction in which the Business is conducted or may be conducted in future. Each party agrees to request of its personal advisors that they enter into similar agreements of confidentiality if requested to do so by the other party to this Agreement.

INDEPENDENT LEGAL ADVICE

23.      Wilson agrees that he has had independent legal advice in connection with the execution of this Agreement and has read this Agreement in its entirety, understands its contents and is signing this Agreement freely and voluntarily, without duress or undue influence from any party.

NOTICE

24.      Any notice required or permitted to be made or given under this Agreement to either party shall be in writing and shall be sufficiently given if delivered personally, or if sent by prepaid registered mail to the intended recipient of such notice at:

(a)	in the case of American Bonanza, to: Suite 305-675 West Hastings Street Vancouver, British Columbia V6B 1N2

(b)	in the case of Wilson, to: 14605 Geronimo Trail Reno, Nevada 89521 or at such other address as the party to whom such writing is to be given shall provide in writing to the party giving the said notice. Any notice delivered to the party to whom it is addressed shall be deemed to have been given and received on the day it is so delivered or, if such day is not a business day, then on the next business day following any such day. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date of mailing.

CONFIDENTIALITY

25.      The parties hereby agree that all trade secrets, trade names, client information, client files and processing and marketing techniques relating to the Business shall become, on execution of this Agreement, and shall be thereafter, as the case may be, the sole property of American Bonanza whether arising before or after the execution of this Agreement. Wilson agrees not to divulge any of the foregoing to any person, partnership or corporation or to assist in the disclosure or divulging of any such information, directly or indirectly, except as authorized in writing by the Board of Directors of American Bonanza.

SURVIVAL

26.      Paragraphs 5, 21, 22 and 25 shall survive the termination of this Agreement and the Employment and shall continue in full force and effect according to their terms.

          IN WITNESS WHEREOF the parties hereto have executed these presents under their respective seals and hands of their proper offices authorized in that behalf, as applicable.

The Corporate Seal of AMERICAN	)
BONANZA GOLD CORP. was hereunto	)
affixed in the presence of:	)
)
“Giulio T. Bonifacio”	)
	)	c/s
Authorized Signatory	)
)

“Brian Kirwin”	)
Authorized Signatory

)
SIGNED, SEALED AND DELIVERED in the	)
presence of:	)
)
“J. Kircher”		“Foster Wilson”
Witness		FOSTER WILSON